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GENOVESE
We'll Take Good Care of You
                          80 Marcus Drive-Melville New York 11747
                          (516) 420-1900-FAX #(516) 845-8487



                                   July 29, 1994


Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, NY  11747

     Re:  Genovese Drug Stores, Inc. 1984 Employee Stock
          Option and Stock Appreciation Rights Plan (the "Plan")

Ladies and Gentlemen:

     I have acted as counsel to Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), in connection with the Plan. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and, based thereon, I am of the opinion that the shares of the Company's Class A Common Stock, par value $1.00 per share (the "Class A Common Shares"), that may be issued and sold pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the Plan, provided that the consideration received by the Company is at least equal to the par value of the Class A Common Shares.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 that is being filed by the Company with the Securities and Exchange Commission regarding the Plan.

                              Sincerely,


                              /s/ Gene L. Wexler
                              Gene L. Wexler
                              Vice President and General Counsel